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                                                                          EX-(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 8, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of the Schwab Money Market Portfolio, Schwab S&P 500 Portfolio, and the Schwab MarketTrack Growth Portfolio II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
April 24, 2002

San Francisco, California